                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number : 333-61119
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                              AAI.FOSTERGRANT, INC.
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             (Exact name of registrant as specified in its charter)

                          500 George Washington Highway
                              Smithfield, RI 02917
                                 (401) 231-3800
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     10 3/4% Series B Senior Notes Due 2006
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)          [   X    ]              Rule 12h-3(b)(1)(ii)               [        ]
         Rule 12g-4(a)(1)(ii)         [        ]              Rule 12h-3(b)(2)(i)                [        ]
         Rule 12g-4(a)(2)(i)          [        ]              Rule 12h-3(b)(2)(ii)               [        ]
         Rule 12g-4(a)(2)(ii)         [        ]              Rule 15d-6                         [        ]
         Rule 12h-3(b)(1)(i)          [   X    ]

         Approximate number of holders of record as of the certification or notice date:         One
                                                                                                 ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, AAi.FosterGrant, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 14, 2002                                         By:      /s/ John R. Ranelli
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                                                              Name:    John R. Ranelli
                                                              Title:   President and Chief Executive Officer